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                                 AMENDMENT NO. 1
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT


     WHEREAS, Advantus Capital Management, Inc. (the "Adviser") and State Street Research & Management Company (the "Sub-Adviser") are parties to an Investment Sub-Advisory Agreement dated March 7, 2000 (the "Agreement"); and

     WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to restate the fee schedule set forth in paragraph 4 of the Agreement:

     NOW, THEREFORE, for good and valuable consideration, the Adviser and the Sub-Adviser hereby agree that, effective as of July 1, 2001, the fee schedule set forth in Paragraph 4 of the Agreement is amended and restated as follows:

          ASSETS*                                           FEE
          ----------                                        ----
          On the first $100 million                         0.65%
          On all assets in excess of $100 million           0.60%

     *The term "assets" for purposes of each of the breakpoints set forth above shall include all "small company value" assets sub-advised by the Sub-Adviser for the Adviser or its affiliates, in addition to the assets of the Portfolio. The aggregation of the assets for purposes of the breakpoints, shall be calculated quarterly based upon the aggregate assets on March 31st, June 30th, September 30th and December 31st of each calendar year (or portion thereof) that this agreement is effective.

     All other provisions of the Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties hereto, by their duly authorized representatives, Have executed this Amendment as of _________________________, 2001.


ADVANTUS CAPITAL MANAGEMENT, INC.

By:
          ------------------------------

Name:
          ------------------------------

Title:
          ------------------------------


STATE STREET RESEARCH & MANAGEMENT COMPANY

By:       /s/  Christopher C. Abbott
          ------------------------------

Name:     Christopher C. Abbott

Title:    Executive Vice President